EXHIBIT 99.1

Krispy Kreme Reports First Quarter Results Showcasing a Robust Start to 2022
First quarter net revenue grew 15.8% with organic revenue growth of 15.0% compared to Q1 2021
GAAP net income of $6.5 million and Adjusted EBITDA of $48.9 million
Company re-affirms 2022 guidance
CHARLOTTE, NC (May 11, 2022) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme” or the “Company”) today reported strong financial results for the first quarter ended April 3, 2022 with net revenue growing 15.8% year-over-year to $372.5 million while organic revenue grew 15.0% to $370.1 million with high growth across all three segments. Sales per Hub in the U.S. and Canada increased by 19.4% year-over-year to $4.3 million while International Sales per Hub leapt 49.2% to $9.7 million, driven by a 21% increase in global points of access and a significant increase in U.S. and Canada weekly sales per Delivered Fresh Daily (“DFD”) door.
GAAP Net Income for the quarter was $6.5 million compared to a loss of $0.4 million a year ago while GAAP diluted Earnings Per Share for the quarter was $0.02 compared to a loss of $0.03 last year. Adjusted diluted Earnings Per Share was $0.08 for the quarter, compared to $0.11 last year primarily due to share dilution from an increased share count following the IPO. Adjusted EBITDA grew 5.4% in the quarter to $48.9 million led by a 90 basis point improvement in U.S. and Canada margins.
Growth was driven by the performance and expansion of Krispy Kreme’s Omni-channel model, and strong performances across all three business segments. Global Points of Access, which reflect all locations where fresh doughnuts and cookies can be purchased, increased by 600 during the quarter, providing consumers access to Krispy Kreme in more than 11,000 locations around the world.
Commenting on the Company’s performance, President and CEO Mike Tattersfield stated, “Our results in the first quarter continue to demonstrate the benefits of our omni-channel model and global expansion strategy, which allow us to meet consumer demand with premium, fresh doughnuts in a capital efficient manner. Our global Valentine’s Day and St Patrick’s Day campaigns and limited time offerings such as our Twix and Rolo Doughnuts resonated strongly with consumers, highlighting the opportunities for premiumization and the gifting and sharing power of the brand.”
Mike continued, “We continue to be well-positioned to deliver another year of double-digit revenue growth in 2022 despite macro-challenges. Our performance will continue to be driven by the expansion of our omni-channel model as we significantly expand our points of access and continue our transformation to the more profitable and capital efficient Hub and Spoke model in the U.S. and Canada. In addition to Switzerland and Chile, we are excited to announce plans to open in Jordan and Costa Rica this year with several other new countries in the pipeline as we work to expand our global footprint.”
Financial Highlights

$ in millions, except per share data	Q1 2022	vs Q1 2021
Net Revenue	$372.5	+15.8%
Organic Revenue(1)	$370.1	+15.0%
GAAP Net Income/(Loss)	$6.5	+$6.8
Adjusted Net Income(1)	$16.1	-8.8%
Operating Income	$17.3	+26.4%
Operating Income Margin	4.6%	+30 bps
Adjusted EBITDA(1)	$48.9	+5.4%
Adjusted EBITDA Margin(1)	13.1%	-130 bps
GAAP Diluted Income/(Loss) Per Share	$0.02	+$0.05
Adjusted Diluted EPS(1,2)	$0.08	-$0.03
Net Debt	$689.2	-39.9%
Notes:
(1)Non-GAAP figures – please refer to Reconciliation of Non-GAAP Financial Measures.
(2)First Quarter 2022 Adjusted Diluted EPS was impacted by $(0.02) from share count dilution from the IPO

Key Operating Metrics

$ in millions, except access points	Q1 2022	vs Q1 2021	vs Q4 2021
Global Points of Access	11,027	+20.9%	+5.8%
Sales per Hub (U.S. and Canada) TTM	$4.3	+19.4%	+7.5%
Sales per Hub (International) TTM	$9.7	+49.2%	+6.6%
Ecommerce as a Percent of Retail Sales	17.4%	-210 bps	+20 bps
First Quarter 2022 Consolidated Results
Krispy Kreme’s first quarter 2022 results reflect strong growth compared to the prior year. Net revenue grew 15.8% in the first quarter to $372.5 million and total company organic revenue grew 15.0% in the quarter. Organic revenue growth was driven by the International segment with a strong performance in all three business units, as well as an impressive DFD performance in the U.S. and Canada business.
GAAP Net Income for the quarter was $6.5 million, compared to a GAAP Net Loss of $0.4 million in 2021. Adjusted EBITDA in the quarter grew 5.4% to $48.9 million. Operating margins grew 30 basis points to 4.6% while Adjusted EBITDA margin declined 130 basis points to 13.1% from the same quarter in 2021, driven by a favorable impact of 1.1% from a business interruption reimbursement a year ago and public company costs. Adjusted Net Income declined 8.8% to $16.1 million in the quarter. GAAP Diluted EPS in the quarter was $0.02 compared to a net loss of $0.03 in the same quarter last year with Adjusted Diluted EPS decreasing to $0.08 from $0.11 in the first quarter of 2021, largely as a result of an increased share count following the IPO.
Weighted Diluted average shares outstanding for the first quarter of 2022 were 169.5 million, compared to 125.0 million in the first quarter of 2021 primarily as a result of the IPO.
First Quarter 2022 Market Segment Results
U.S. and Canada: In the U.S. and Canada segment net revenue grew 13.8% to $253.1 million, driven by the continued execution of our omni-channel strategy. Organic revenue increased 9.7% driven by increased points of access and strong performance in DFD, with weekly average sales per door growing by 26.9% compared to the prior year. Points of access increased 218 in quarter to 5,941, which represents a 14.3% increase in points of access from a year ago.
U.S. and Canada Adjusted EBITDA increased 21.9% to $33.6 million with margin expansion of 90 basis points to 13.3% driven primarily by efficiencies from increased Sales per Hub, with pricing actions over the last year offsetting inflationary pressures.
International: In the International segment, net revenue grew 31.1% to $87.2 million, with organic growth of 35.5%. Organic growth in the quarter was driven by successful limited time offerings, expansion of DFD and an increase in average sales per door. Growth was strong across all of our International segment business units including the UK and Ireland, Mexico, Australia and New Zealand. Points of access increased by 312 to 3,203. Foreign currency translation had a negative 4.4% impact on our International net revenue growth during the quarter.
International Adjusted EBITDA increased by 12.4% over the prior year to $17.2 million, driven primarily by revenue growth from points of access expansion and efficiencies from our Hub and Spoke model, which led to a record $9.7 million Sales per Hub over the trailing twelve months. International Adjusted EBITDA margin was 19.8% for the quarter, compared to 23.1% a year ago when international Adjusted EBITDA margin was positively impacted by 5.2% from a business interruption reimbursement from COVID impact in 2020. Excluding that impact, International Adjusted EBITDA margins expanded by 180 basis points.
Market Development: In the Market Development segment, net revenue declined 1.9% to $32.2 million driven by franchise acquisitions and a foreign currency translation impact of 3.5%. Organic revenue growth was 9.5% compared to the same period in 2021 driven by a strong performance in our franchise markets and in our equity-owned Japan market where we are implementing our omnichannel model with the expansion of eCommerce and the launch of delivered fresh daily.
Market Development Adjusted EBITDA grew 3.6% to $11.3 million, with strong increases in Sales per Hub partially offset by domestic franchise acquisitions and foreign currency translation impacts. Adjusted EBITDA margins expanded 190 basis points to 35.0%.

Balance Sheet & Capital Expenditures
During the first quarter of 2022, the company invested $29.5 million in capital expenditures, primarily for growth including hot light theaters, cookie shops and DFD Doors.
As of April 3, 2022, the Company had $31.6 million of cash and cash equivalents, $696.0 million of bank debt and $24.8 million of other debt-like items, for a total net debt of $689.2 million. Using a trailing four quarters Adjusted EBITDA of $190.5 million, current net leverage was 3.6x, substantially below pre-IPO levels.
2022 Financial Outlook
Krispy Kreme re-affirms its previous guidance for the full year 2022:
•Net Revenue of $1.53 billion to $1.56 billion (+11% to +13%)
•Organic Revenue growth of 10% to 12%
•Adjusted EBITDA of $210 million to $218 million (+12% to +16%)
•Adjusted Net Income to Krispy Kreme shareholders, Diluted, of $65 million to $69 million (+18% to +24%)
•Adjusted Diluted EPS of $0.38 to $0.41
•Approximately 170 million weighted average Diluted shares outstanding, compared to approximately 150 million in 2021 primarily driven by increased share count from the IPO
•Income Tax rate between 23% and 25%
•Capital Expenditures between $115 million to $120 million
•Net Leverage under 3.0x
Krispy Kreme also reiterated the following long-term outlook:
•Organic Revenue growth of 9% to 11%
•Adjusted EBITDA growth of 12% to 14%
•Adjusted Net Income growth of 18% to 22%
•Net Leverage of approximately 2.0x

Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts or cookies can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors and Cookie Shops, at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues include product sales generated from our Doughnut Shop business (including ecommerce and delivery), as well as DFD sales, but excluding sales from our legacy wholesale business and our Branded Sweet Treat Line. It also excludes all Insomnia Cookies revenues as the measure is focused on the Krispy Kreme business. Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from those Hubs currently producing product for other shops, Carts and Food Trucks, and/or DFD Doors, but excluding Fresh Revenues derived from those Hubs not currently producing product for other shops, Carts and Food Trucks, and/or DFD Doors.
•Total Net Leverage Ratio: Calculated using Net Debt (including both bank debt and financing leases as part of debt) divided by Adjusted EBITDA.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.
Conference Call
Krispy Kreme will host a public conference call at 8:30 AM Eastern Time today to discuss its results for the first quarter of 2022. The conference call can be accessed by dialing (877) 312-1907, or (470) 495-9529 for international participants, and entering the conference ID 9178504. To listen to the live audio webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay and transcript of the webcast will be available on the website within 24 hours after the call. Krispy Kreme’s earnings press release and related materials will also be available on the investor relations section of the Company’s website.
Investor Relations
Rob Ballew, Head of Investor Relations
rballew@krispykreme.com
Financial Media
Edelman for Krispy Kreme, Inc.
Allie McLarty & Ashley Firlan, KrispyKremeIR@edelman.com
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in over 30 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing ecommerce and delivery business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme, and www.Twitter.com/KrispyKreme.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “outlook,” “guidance,” or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause actual results to differ from those expressed in forward-looking statements include, without limitation, the risks and uncertainties described under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in the Prospectus, dated June 30, 2021, filed by us with the Securities and Exchange Commission (“SEC”) and described in the other filings we make from time to time with the SEC. We believe that these factors include, but are not limited to, the impact of pandemics, changes in consumer preferences, the impact of inflation, and our ability to execute on our omni-channel business strategy. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statement to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Non-GAAP Measures
This press release includes certain non-GAAP financial measures including organic revenue growth, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Fresh Revenue from Hubs with Spokes and Sales per Hub, which differ from results using U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as net income and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
	April 3, 2022 (13 weeks)	April 4, 2021 (13 weeks)
Net revenues
Product sales	$364,052	$313,585
Royalties and other revenues	8,480	8,224
Total net revenues	372,532	321,809
Product and distribution costs	96,111	79,997
Operating expenses	168,726	147,541
Selling, general and administrative expense	53,711	49,537
Marketing expenses	10,159	9,507
Pre-opening costs	1,329	1,391
Other income, net	(2,633)	(3,245)
Depreciation and amortization expense	27,841	23,401
Operating income	17,288	13,680
Interest expense, net	7,351	8,249
Interest expense — related party	—	5,566
Other non-operating income, net	(321)	(442)
Income before income taxes	10,258	307
Income tax expense	3,800	685
Net income/(loss)	6,458	(378)
Net income attributable to noncontrolling interest	2,456	2,683
Net income/(loss) attributable to Krispy Kreme, Inc.	$4,002	$(3,061)
Net income/(loss) per share:
Common stock — Basic	$0.02	$(0.03)
Common stock — Diluted	$0.02	$(0.03)
Weighted average shares outstanding:
Basic	167,261	124,987
Diluted	169,485	124,987

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) April 3, 2022	January 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,615	$38,562
Restricted cash	676	630
Accounts receivable, net	44,705	47,491
Inventories	41,045	34,851
Taxes receivable	11,723	14,662
Prepaid expense and other current assets	19,894	20,701
Total current assets	149,658	156,897
Property and equipment, net	442,509	438,918
Goodwill	1,105,123	1,105,322
Other intangible assets, net	985,544	992,520
Operating lease right of use asset, net	432,374	435,168
Other assets	18,046	16,429
Total assets	$3,133,254	$3,145,254
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$36,667	$36,583
Current operating lease liabilities	49,474	50,359
Accounts payable	171,005	182,104
Accrued liabilities	105,727	140,750
Structured payables	132,374	116,361
Total current liabilities	495,247	526,157
Long-term debt, less current portion	680,693	680,307
Noncurrent operating lease liabilities	413,765	415,208
Deferred income taxes, net	149,605	145,418
Other long-term obligations and deferred credits	38,552	42,509
Total liabilities	1,777,862	1,809,599
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both April 3, 2022 and January 2, 2022; 167,297 and 167,251 shares issued and outstanding as of April 3, 2022 and January 2, 2022, respectively	1,673	1,673
Additional paid-in capital	1,419,831	1,415,185
Shareholder note receivable	(4,190)	(4,382)
Accumulated other comprehensive income/(loss), net of income tax	13,090	(2,478)
Retained deficit	(180,261)	(178,409)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,250,143	1,231,589
Noncontrolling interest	105,249	104,066
Total shareholders’ equity	1,355,392	1,335,655
Total liabilities and shareholders’ equity	$3,133,254	$3,145,254

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Quarter Ended
	April 3, 2022 (13 weeks)	April 4, 2021 (13 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$6,458	$(378)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization expense	27,841	23,401
Deferred income taxes	(822)	593
Impairment and lease termination charges	218	1,151
Loss on disposal of property and equipment	24	116
Gain on sale-leaseback	(2,374)	—
Share-based compensation	5,041	2,368
Change in accounts and notes receivable allowances	(156)	180
Inventory write-off	251	870
Other	(1,345)	(2,798)
Change in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments	(6,745)	15,138
Net cash provided by operating activities	28,391	40,641
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(29,460)	(30,297)
Proceeds from disposals of assets	8	43
Proceeds from sale-leaseback	3,000	—
Acquisition of shops and franchise rights from franchisees, net of cash acquired	—	(33,568)
Principal payments received from loans to franchisees	15	—
Maturities of held-to-maturity debt securities	—	169
Net cash used for investing activities	(26,437)	(63,653)
CASH FLOWS (USED FOR)/FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	28,000	40,000
Repayment of long-term debt and lease obligations	(28,697)	(14,629)
Proceeds from structured payables	74,180	65,550
Payments on structured payables	(58,361)	(64,418)
Payment of contingent consideration related to a business combination	(900)	—
Capital contribution by shareholders	240	—
Payments of issuance costs in connection with IPO	(12,458)	—
Proceeds from sale of noncontrolling interest in subsidiary	52	12,187
Distribution to shareholders	(5,855)	—
Payments for repurchase and retirement of common stock	(1,466)	—
Distribution to noncontrolling interest	(1,362)	(1,876)
Net cash (used for)/provided by financing activities	(6,627)	36,814
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,228)	(507)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(6,901)	13,295
Cash, cash equivalents and restricted cash at beginning of period	39,192	37,483
Cash, cash equivalents and restricted cash at end of period	$32,291	$50,778
Supplemental schedule of non-cash investing and financing activities:
Increase in accrual for property and equipment	$5,489	$1,123
Stock issuance under shareholder notes	191	446
Accrual for distribution to shareholders	(5,855)	—
Reconciliation of cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$31,615	$50,650
Restricted cash	676	128
Total cash, cash equivalents and restricted cash	$32,291	$50,778

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended
(in thousands)	April 3, 2022	April 4, 2021
Net income/(loss)	$6,458	$(378)
Interest expense, net	7,351	8,249
Interest expense — related party(1)	—	5,566
Income tax expense	3,800	685
Depreciation and amortization expense	27,841	23,401
Share-based compensation	5,041	2,368
Employer payroll taxes related to share-based compensation	55	—
Other non-operating income, net(2)	(321)	(442)
Acquisition and integration expenses(3)	517	2,152
Shop closure expenses(4)	230	—
IPO-related expenses(5)	—	3,476
Gain on sale-leaseback	(2,374)	—
Other(6)	309	1,326
Adjusted EBITDA	$48,907	$46,403

	Quarter Ended
(in thousands)	April 3, 2022	April 4, 2021
Segment Adjusted EBITDA:
U.S. and Canada	$33,608	$27,563
International	17,244	15,348
Market Development	11,287	10,891
Corporate	(13,232)	(7,399)
Total Adjusted EBITDA	$48,907	$46,403

	Quarter Ended
(in thousands, except per share amounts)	April 3, 2022	April 4, 2021
Net income/(loss)	$6,458	$(378)
Interest expense — related party(1)	—	5,566
Share-based compensation	5,041	2,368
Employer payroll taxes related to share-based compensation	55	—
Other non-operating income, net(2)	(321)	(442)
Acquisition and integration expenses(3)	517	2,152
Shop closure expenses(4)	230	—
IPO-related expenses(5)	—	3,476
Gain on sale-leaseback	(2,374)	—
Other(6)	309	1,326
Amortization of acquisition related intangibles(7)	7,246	7,449
Tax impact of adjustments(8)	(1,078)	(4,022)
Tax specific adjustments(9)	—	131
Adjusted net income	$16,083	$17,626
Net income attributable to noncontrolling interest	(2,456)	(2,683)
Adjusted net income attributable to Krispy Kreme, Inc.	$13,627	$14,943
Adjustment to adjusted net income attributable to common shareholders	(374)	(141)
Adjusted net income attributable to common shareholders - Basic	$13,253	$14,802
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(40)	(85)
Adjusted net income attributable to common shareholders - Diluted	$13,213	$14,717
Basic weighted average common shares outstanding	167,261	124,987
Dilutive effect of outstanding common stock options and RSUs	2,224	3,262
Diluted weighted average common shares outstanding	169,485	128,249
Adjusted net income per share attributable to common shareholders:
Basic	$0.08	$0.12
Diluted	$0.08	$0.11
1.Consists of interest expense related to the Related Party Notes which were paid off in full during the quarter ended July 4, 2021.
2.Primarily foreign translation gains and losses in each period.
3.Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, consulting and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
4.Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
5.Includes consulting and advisory fees incurred in connection with preparation for and execution of the Company’s IPO.
6.The quarters ended April 3, 2022 and April 4, 2021 consist primarily of legal expenses incurred outside the ordinary course of business.
7.Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
8.Tax impact of adjustments calculated applying the applicable statutory rates. The quarter ended April 3, 2022 also includes the impact of disallowed executive compensation expense.
9.The quarter ended April 4, 2021 consists primarily of the effect of tax law changes on existing temporary differences.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands except percentages)

	Quarter Ended
	April 3, 2022	April 4, 2021
Net revenues:
U.S. and Canada	$253,127	$222,470
International	87,201	66,506
Market Development	32,204	32,833
Total net revenues	$372,532	$321,809

Q1 2022 Organic Revenue (in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2022	$253,127	$87,201	$32,204	$372,532
Total net revenues in first quarter of fiscal 2021	222,470	66,506	32,833	321,809
Total Net Revenues Growth	30,657	20,695	(629)	50,723
Total Net Revenues Growth %	13.8%	31.1%	-1.9%	15.8%
Impact of acquisitions	(9,134)	—	2,590	(6,544)
Impact of foreign currency translation	—	2,935	1,161	4,096
Organic Revenue Growth	$21,523	$23,630	$3,122	$48,275
Organic Revenue Growth %	9.7%	35.5%	9.5%	15.0%

Q1 2021 Organic Revenue (in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2021	$222,470	$66,506	$32,833	$321,809
Total net revenues in first quarter of fiscal 2020	170,450	60,659	30,107	261,216
Total Net Revenues Growth	52,020	5,847	2,726	60,593
Total Net Revenues Growth %	30.5%	9.6%	9.1%	23.2%
Impact of acquisitions	(31,705)	—	(2,139)	(33,844)
Impact of foreign currency translation	—	(4,963)	—	(4,963)
Organic Revenue Growth	$20,315	$884	$587	$21,786
Organic Revenue Growth %	11.9%	1.5%	1.9%	8.3%

Sales per Hub	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	April 3, 2022	January 2, 2022	January 3, 2021
U.S. and Canada:
Revenues	$959,070	$928,413	$782,717
Non-Fresh Revenues (1)	(40,264)	(37,311)	(128,619)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(405,551)	(415,768)	(323,079)
Sales from Hubs with Spokes	513,255	475,334	331,019
Sales per Hub (millions)	4.3	4.0	3.5

International:
Sales from Hubs with Spokes (3)	$353,690	$332,995	$230,185
Sales per Hub (millions)	9.7	9.1	6.4
1.Includes legacy wholesale business revenues and Branded Sweet Treat Line revenues.
2.Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.
3.Total International net revenues is equal to sales from Hubs with Spokes for that business segment.

Krispy Kreme, Inc.
Global Points of Access
(Unaudited)

	Global Points of Access (1)
	Quarter Ended		Fiscal Year Ended
	April 3, 2022	April 4, 2021	January 2, 2022
U.S. and Canada: (2)
Hot Light Theater Shops	244	236	241
Fresh Shops	67	59	66
Cookie Shops	217	191	210
Carts, Food Trucks, and Other (3)	2	—	2
DFD Doors	5,411	4,712	5,204
Total	5,941	5,198	5,723
International:
Hot Light Theater Shops	32	29	32
Fresh Shops	376	361	370
Carts, Food Trucks, and Other (3)	1	—	1
DFD Doors	2,794	2,185	2,488
Total	3,203	2,575	2,891
Market Development: (4)
Hot Light Theater Shops	109	111	109
Fresh Shops	804	730	782
Carts, Food Trucks, and Other (3)	31	30	31
DFD Doors	939	474	891
Total	1,883	1,345	1,813
Total Global Points of Access (as defined)	11,027	9,118	10,427
Total Hot Light Theater Shops	385	376	382
Total Fresh Shops	1,247	1,150	1,218
Total Cookie Shops	217	191	210
Total Shops	1,849	1,717	1,810
Total Carts, Food Trucks, and Other	34	30	34
Total DFD Doors	9,144	7,371	8,583
Total Global Points of Access (as defined)	11,027	9,118	10,427
1.Excludes Branded Sweet Treat Line distribution points.
2.Includes points of access that were acquired from a franchisee in Canada during the fourth quarter of fiscal 2021. These points of access were previously included in the Market Development segment.
3.Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. They are primarily found in international locations, in airports, train stations, etc. Comparative data has been included in all periods presented above.
4.Includes locations in Japan, which were acquired in the fourth quarter of fiscal 2020 and are now Company-owned. All remaining points of access in the Market Development segment relate to our franchise business.

Krispy Kreme, Inc.
Global Hubs
(Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	April 3, 2022	April 4, 2021	January 2, 2022
U.S. and Canada:
Hot Light Theater Shops (1)	241	232	238
Doughnut Factories	4	5	4
Total	245	237	242
Hubs with Spokes	125	113	126
International:
Hot Light Theater Shops (1)	26	27	25
Doughnut Factories	11	11	11
Total	37	38	36
Hubs with Spokes	37	38	36
Market Development:
Hot Light Theater Shops (1)	106	110	106
Doughnut Factories	27	25	27
Total	133	135	133
Total Hubs	415	410	411
1.Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage
(Unaudited)

(in thousands)	April 3, 2022		January 2, 2022
Current portion of long-term debt	$36,667		$36,583
Long-term debt, less current portion	680,693		680,307
Total long-term debt, including debt issuance costs	717,360		716,890
Add back: Debt issuance costs	3,436		3,833
Total long-term debt, excluding debt issuance costs	720,796		720,723
Less: Cash and cash equivalents	(31,615)		(38,562)
Net debt	$689,181		$682,161
Adjusted EBITDA - trailing four quarters	190,449		187,945
Net leverage ratio	3.6	x	3.6	x